                                                                    Exhibit 12.1


                              THE GILLETTE COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                            NINE MONTHS   NINE MONTHS
Dollars in millions                                            ENDED         ENDED
                                                              09/30/02      09/30/01      2001     2000     1999     1998     1997
                                                            -----------   -----------    ------   ------   ------   ------   ------
EARNINGS:
     Income from continuing operations before income taxes     $1,262         1,029      1,342    1,288    1,912    1,656    2,065
     Interest expense                                              65           119        145      223      136       94       78
     Interest portion of rental expense                            30            19         31       25       20       17       16
     Amortization of capitalized interest                           8             7          9        6        5        4        3
                                                            -----------   -----------    ------   ------   ------   ------   ------
     Earnings available for fixed charges                      $1,365         1,174      1,527    1,542    2,073    1,771    2,162
                                                            ===========   ===========    ======   ======   ======   ======   ======
FIXED CHARGES:

     Interest expense                                          $   65           119        145      223      136       94       78
     Interest capitalized                                           3             9         11       23       13       18       10
     Interest portion of rental expense                            30            19         31       25       20       17       16
                                                            -----------   -----------    ------   ------   ------   ------   ------
     Total fixed charges                                       $   98           147        187      271      169      129      104
                                                            ===========   ===========    ======   ======   ======   ======   ======
RATIO OF EARNINGS TO FIXED CHARGES                               13.9           8.0        8.2      5.7     12.3     13.7     20.8
                                                            -----------   -----------    ------   ------   ------   ------   ------